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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                          (Amendment No.____________)*

                             Summit Properties Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   866239106
             -----------------------------------------------------
                                 (CUSIP Number)

                                 as of 12/31/98
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-(c)

     [ ]  Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 866239106                 13G                    Page 2  of 5  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       Grantham, Mayo, Van Otterloo & Co., LLC

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Boston, Massachusetts  USA

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,493,300
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             N/A
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             N/A
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       N/A

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,493,300

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                       N/A

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       5.87%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

                       IA (Investment Advisor)


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                       13G                   Page 3  of 5  Pages





Item 1.     (a)   Name of Issuer:

                  Summit Properties Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  212 South Tryon Street, Suite 500, Charlotte, NC  28281-0001
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Grantham, Mayo, Van Otterloo & Co., LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  40 Rowes Wharf, Boston, MA  02110
                  --------------------------------------------------------------
            (c)   Citizenship:

                  USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  866239106
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act.

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act.

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act.

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act.

            (e)   [X]   An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E);

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

            (g)   [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);


            (h)   [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)   [ ]   A church plan that is excluded from the definition on an
                        investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

            If this statement is filed pursuant to Rule 13d-1(c), check
            this box.      [ ]
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                                      13-G                   Page 4  of 5  Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:  1,493,300
                                          -------------------------------------,

            (b) Percent of class:           5.87%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote   1,493,300
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote    N/A
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of

                                              N/A
                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of

                                              N/A
                        --------------------------------------------------, and



Item 5.     Ownership of Five Percent or Less of a Class.



Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1999

 /s/ William R. Royer
----------------------------------
                      (Signature)*

 /s/ William R. Royer, General Counsel
---------------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).